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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

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                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): November 29, 2002

                                   NTELOS INC.
               (Exact Name of Registrant as Specified in Charter)



         Virginia                     0-16751                     54-1443350
(State of Incorporation)      (Commission File Number)          (IRS Employer
                                                             Identification No.)



                                 P. O. Box 1990
                           Waynesboro, Virginia 22980
                    (Address of principal executive offices)


                                 (540) 946-3500
              (Registrant's telephone number, including area code)






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ITEM 5.    Other Events.

         On November 29, 2002, NTELOS Inc. (the "Company") entered into Amendment No. 4 and Waiver No. 1 (the "Amendment and Waiver") to the $325 million Credit Agreement, dated as of July 26, 2000, as amended (the "Credit Agreement"). As previously announced, the Company has engaged UBS Warburg as its financial advisor to analyze its business plan for 2003 and beyond and to address its capital structure. The Company will be actively developing a plan with respect to its future capital structure in December 2002 and January 2003.

         In connection with the Amendment and Waiver, the bank group under the Credit Agreement has agreed to provide the Company with borrowing capacity under its revolving credit facility up to an amount sufficient to fund the Company's business plan during this period in which the Company is addressing its capital structure.

         The Amendment and Waiver provides a waiver through January 31, 2003 of the Company's obligation to make certain representations and warranties. The Amendment and Waiver also provides for a cap on the amounts that can be borrowed through January 31, 2003 under the revolving credit facility portion of the Credit Agreement of $36 million, or $15 million of borrowings in excess of amounts outstanding as of the date immediately prior to the Amendment and Waiver (the "Interim Borrowing Cap"). Following January 31, 2003, the Interim Borrowing Cap will be removed.

         Additionally, commencing December 1, 2002, the Company will be limited to borrowing no more than $2.5 million per week. The Amendment and Waiver also provides that the Company will deliver additional financial information and documentation to the administrative agent.

         In connection with the Amendment and Waiver, the Company borrowed $5 million on November 29, 2002. The Company had borrowed $21 million under the revolving credit facility during the first 10 months of 2002.

         The waiver will expire February 1, 2003. The Company will be actively developing a plan with respect to the Company's future capital structure in December 2002 and January 2003. If the Company is unable to successfully address its capital structure during this period, including obtaining amendments to its Credit Agreement, after January 31, 2003, absent obtaining an extension of the waiver, the Company would be required, in connection with any borrowing request thereafter, to make all of the representations and warranties contained in the Credit Agreement. This would include a representation that the present fair salable value of the Company's assets is not less than the amount that would be required to pay the Company's debts as they become absolute and matured. Under

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current market conditions there can be no assurance that, if the Company were to submit a borrowing request under the revolving credit facility commencing February 1, 2003, it will be able to make the representations and warranties. Also, the next scheduled semi-annual interest payments of $18.2 million and $6.4 million on the Company's senior and subordinated notes, respectively, are due February 15, 2003. If the Company is unable to successfully address its capital structure or the terms and conditions and covenants of its Credit Agreement, as a result of the Amendment and Waiver, there is substantial doubt that the Company will be in a position to make interest payments in these amounts on February 15, 2003 on its senior and subordinated notes. The Company will be actively working to address these matters as it proceeds with its capital structure planning.

         For more information regarding the Company's recent results of operations and liquidity and capital resources, please refer to the Company's Form 10-Q for the quarter ended September 30, 2002, on file with the SEC.

         Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the Company with the SEC, and any significant deviations from these assumptions could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND  EXHIBITS.


         (c) Exhibits.

   EXHIBIT       DESCRIPTION
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     10.1        Amendment No. 4 and Waiver No. 1, dated as of November 29,
                 2002, to the $325 million Credit Agreement, dated as of July
                 26, 2000, among NTELOS Inc. (fka CFW Communications Company),
                 Morgan Stanley Senior Funding, Inc., as administrative agent,
                 First Union National Bank, as syndication agent, SunTrust Bank, as documentation agent, Bank of America, N.A and Branch Banking and Trust Company, as co-managing agents and Morgan Stanley &
                 Co. Incorporated, as collateral agent.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       NTELOS Inc.
                                       (Registrant)


                                       By:  /s/ Michael B. Moneymaker
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                                           Michael B. Moneymaker
                                           Senior Vice President and Chief
                                           Financial Officer, Treasurer and
                                           Secretary


Date: November 29, 2002




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